Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

Exhibit 10.1

DIGITAL REALTY TRUST, INC.

FOUR EMBARCADERO CENTER, SUITE 3200

SAN FRANCISCO, CA 94111

November 19, 2018

Re:  EMPLOYMENT TERMS

Dear Greg:

Digital Realty Trust, Inc. (the “REIT”) and DLR LLC (the “Employer”, and together with the REIT, the “Company”) are pleased to offer you employment with the REIT and the Employer on the terms and conditions set forth in this letter (the “Agreement”), effective as of January 1, 2019 (the “Effective Date”).

1.TERM.  Subject to the provisions for earlier termination hereinafter provided, your employment hereunder shall be for a term (the “Term”) commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Termination Date”).  If not previously terminated, the Term shall automatically be extended for one additional year on the Initial Termination Date unless either you or the Company elect not to so extend the Term by notifying the other party, in writing, of such election not less than sixty (60) days prior to the Initial Termination Date.

2.POSITION, DUTIES AND RESPONSIBILITIES.  During the Term, the Company will employ you, and you agree to be employed by the Company, as Executive Vice President, Chief Investment Officer of the REIT and the Employer.  In the capacity of Executive Vice President, Chief Investment Officer, you will have such duties and responsibilities as are normally associated with such position and will devote your full business time and attention to serving the Company in such position.  Your duties may be changed from time to time by the Company, consistent with your position.  You will report to the Chief Executive Officer of the Company.  You will work full-time at our offices located at 1 State Street in New York, New York (or such other location in the greater New York area as the Company may utilize as its offices), except for travel to other locations as may be necessary to fulfill your responsibilities.  At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing.  In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this Agreement.  In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this Agreement, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this Agreement.

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

3.BASE COMPENSATION.  During the Term, the Company will pay you a base salary of $550,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s payroll practices and prorated for any partial month of employment.  Your annual base salary may be increased, but not decreased, by the Compensation Committee of the Board of Directors of the REIT (the “Compensation Committee”) in its discretion pursuant to the Company’s policies as in effect from time to time, and such increased amount thereafter will be your base salary per year for purposes of this Agreement.

4.ANNUAL BONUS.  In addition to the base salary set forth above, during the Term, commencing with calendar year 2019, you will be eligible to participate in the Company’s incentive bonus plan applicable to similarly situated executives of the Company.  The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan and attainment of performance criteria established by the Company, your target and maximum annual bonus shall be one hundred percent (100%) and two hundred percent (200%), respectively, of your base salary for such year.  Any annual bonus that becomes payable to you is intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half (2½) month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

5.BENEFITS AND FLEXIBLE PAID TIME-OFF.  During the Term, you will be eligible to participate in all savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated executives of the Company, subject to the terms and conditions thereof.  During the Term, you will also be eligible for standard benefits, such as medical insurance, flexible paid time-off and holidays to the extent applicable generally to other similarly situated executives of the Company, subject to the terms and conditions of the applicable Company plans or policies.

6.LONG-TERM INCENTIVE AWARDS.  Subject to approval by the Compensation Committee and your continued employment with the Company through the grant date, the REIT agrees to grant to you in your capacity as an employee of the Company and in consideration of your provision of services to the Company (i) an award of profits interest units of Digital Realty Trust, L.P. (the “Operating Partnership”) equivalent to approximately $500,000 as of the date of grant, which will be subject to time-based vesting, and (ii) an award of Class D profits interest units of the Operating Partnership equivalent to approximately $1,500,000 as of the date of grant, which will be subject to performance-based vesting (collectively, the “Grants”), each to be granted in 2020 at such time as annual awards of profits interest units and Class D profits interest units are made by the Company.  Alternatively, if you do not qualify as an accredited investor or if you otherwise so elect, you will receive (i) a restricted stock unit grant subject to time-based vesting in lieu of profits interest units and (ii) a restricted stock unit grant subject to performance-based vesting in lieu of the Class D profits interest units.  The number of profits interest units and Class D profits interest units (or, if applicable, restricted stock units) to be issued will be determined by the Compensation Committee in its discretion.  Subject to your continued service to the Company, twenty-five percent (25%) of the profits interest units (or, if applicable, restricted stock units) subject to the time-based Grant shall vest on each of the first four anniversaries of the date of grant or such other date as the Compensation Committee may

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com determine, and the performance-based Grant shall vest in accordance with a vesting schedule approved by the Compensation Committee.  Consistent with the foregoing, the terms and conditions of the Grants shall be set forth in profits interest units and Class D profits interest units agreements (or, if applicable, restricted stock units agreements) which will be provided to you for acceptance and as evidence of such Grants as soon as administratively possible following the applicable grant date.

7.NEW HIRE EQUITY AWARD.    Subject to the commencement of your employment with the Company on the Effective Date, the REIT agrees to grant to you in your capacity as an employee of the Company and in consideration of your provision of services to the Company an award of profits interest units of the Operating Partnership equivalent to approximately $4,200,000 (the “New Hire Grant Value”) as of the Effective Date, which will be subject to time-based vesting (the “New Hire Grant”), to be granted within 45 days of the Effective Date.  Alternatively, if you do not qualify as an accredited investor or if you otherwise so elect, you will receive a restricted stock unit grant subject to time-based vesting in lieu of profits interest units, which will constitute the New Hire Grant.  The number of profits interest units (or, if applicable, restricted stock units) to be issued will be determined by the Compensation Committee based on the New Hire Grant Value in a manner consistent with its past practice for determining the number of units to be awarded based on a target dollar value.  Subject to your continued service to the Company, twenty-five percent (25%) of the profits interest units (or, if applicable, restricted stock units) subject to the New Hire Grant shall vest on each of the first four anniversaries of the Effective Date.  Consistent with the foregoing, the terms and conditions of the New Hire Grant shall be set forth in a profits interest unit agreement (or, if applicable, a restricted stock unit agreement) containing such other terms as are set forth in the standard form of agreement currently in use by the REIT for grants of similarly structured awards to senior executives of the REIT, which will be provided to you for acceptance and as evidence of such New Hire Grant as soon as administratively possible following the grant date.

8.TERMINATION OF EMPLOYMENT.

(a)Without Cause or for Good Reason.  Subject to Section 8(g) below, in the event of a termination of your employment during the Term (or, with respect to Section 8(a)(iv) below solely as it relates to the New Hire Grant, a termination of your employment at any time prior to the full vesting of such award whether during the Term or thereafter) by the Company without Cause or by you for Good Reason (each as defined below), then, in addition to any other accrued amounts payable to you through the date of termination of your employment (such date, or the date of your death if applicable under Section 8(c) below, the “Termination Date”), the Company will pay and provide you with the following payments and benefits:

(i)payable within thirty (30) days after your Termination Date (with the exact payment date to be determined by the Company in its discretion), a lump-sum severance payment in an amount equal to the sum of (x) one (1.0) (the “Severance Multiple”) times the sum of (A) your annual base salary as in effect on the Termination Date, plus (B) your target annual bonus for the fiscal year in which the Termination Date occurs (in the case of both (A) and (B), without giving effect to any reduction which constitutes Good Reason), (y) the Stub Year Bonus, plus (z) the Prior Year Bonus, if any;

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

(ii)for a period commencing on the Termination Date and ending on the earlier of (x) the twelve (12)-month anniversary of the Termination Date or (y) the date on which you become eligible to receive comparable group health insurance coverage under a subsequent employer’s plans, the Company shall continue to provide you and your eligible family members with group health insurance coverage at least equal to that which would have been provided to you if your employment had not been terminated (including, in the discretion of the Company, by purchasing COBRA coverage for you and your eligible family members); provided, however, that if (A) any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (as defined below) under Treasury Regulation Section 1.409A-l(a)(5), or (B) the Company is otherwise unable to continue to cover you under its group health plans or doing so would jeopardize the tax-qualified status of such plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to you as currently taxable compensation in substantially equal monthly installments over the continuation period (or the remaining portion thereof);

(iii)for a period commencing on the Termination Date and ending on the twelve (12)-month anniversary of the Termination Date, the Company shall, at its sole expense and on an as-incurred basis, provide you with outplacement counseling services directly related to your termination of employment with the Company, the provider of which shall be selected by the Company; and

(iv)any outstanding Company equity-based awards issued to you under the Company’s equity incentive plans shall be governed by the terms of the award agreements evidencing such awards, except as to the New Hire Grant, which shall accelerate in full (and such award shall become fully vested) immediately prior to the Termination Date.

(b)Change in Control.  Subject to Section 8(g) below, in the event that a Change in Control (as defined in the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan, as amended, or any successor incentive plan) occurs during the Term and, on the date of or within one year after such Change in Control, you incur a termination of employment by the Company without Cause or by you for Good Reason (each as defined below), then, in addition to any other accrued amounts payable to you through the Termination Date, you shall be entitled to the payments and benefits provided in Section 8(a) hereof, subject to the terms and conditions thereof, except that, for purposes of this Section 8(b), the Severance Multiple shall be equal to two (2.0).

(c)Death or Disability.  Subject to Section 8(g) below, and notwithstanding anything to the contrary contained herein, in the event of a termination of your employment during the Term (or, with respect to Section 8(c)(ii) below solely as it relates to the New Hire Grant, a termination of your employment at any time prior to the full vesting of such award whether during the Term or thereafter) by reason of your death or Disability (as defined below), then, in addition to any other accrued amounts payable to you through the Termination Date, the Company will pay and provide you (or your estate or legal representative) with the following payments and benefits:

(i)payable within thirty (30) days after your Termination Date (with the exact payment date to be determined by the Company in its discretion), a lump-sum severance payment in an amount equal to the sum of (w) your annual base salary as in effect on the

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

Termination Date, (x) your target annual bonus for the fiscal year in which the Termination Date occurs, (y) the Stub Year Bonus, plus (z) the Prior Year Bonus, if any; and

(ii)to the extent that any outstanding Company equity-based awards issued to you under the Company’s equity incentive plans are subject to vesting based solely on continued employment or the lapse of time, such awards shall become vested and exercisable immediately prior to the Termination Date.  The vesting of any awards that are subject to vesting based on the satisfaction of performance goals, including, without limitation, any performance-based profits interest units of the Operating Partnership and other “outperformance awards” issued to you (collectively, “Performance Awards”), shall, following the completion of the performance period, vest with respect to the total number of shares or units (as applicable) subject thereto that satisfy the applicable performance conditions (without pro ration based on length of service).

(d)Retirement.  Subject to Section 8(g) below, in the event of a termination of your employment during or upon the completion of the Term due to your Retirement (as defined below), then:

(i)in addition to any other accrued amounts payable to you through the Termination Date, the Company will pay you, within thirty (30) days after your Termination Date (with the exact payment date to be determined by the Company in its discretion), an amount equal to the sum of (x) the Stub Year Bonus plus (y) the Prior Year Bonus, if any;

(ii)for a period commencing on the Termination Date and ending on the earlier of (x) the thirty-six (36)-month anniversary of the Termination Date or (y) the date on which you become eligible to receive comparable group health insurance coverage under a subsequent employer’s plans, the Company shall continue to provide you and your eligible family members with group health insurance coverage at least equal to that which would have been provided to you if your employment had not been terminated (including, in the discretion of the Company, by purchasing COBRA coverage for you and your eligible family members); provided, however, that if (A) any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover you under its group health plans or doing so would jeopardize the tax-qualified status of such plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to you as currently taxable compensation in substantially equal monthly installments over the continuation period (or the remaining portion thereof); and

(iii)to the extent that, following your Retirement, you continue to provide services to the Company as a consultant to the Company, any outstanding unvested Company equity-based awards issued to you under the Company’s equity incentive plans shall continue to vest during the period during which you are providing such services to the Company in accordance with the terms of the award agreements evidencing such awards.  You shall enter into a consulting agreement with the Company upon your Retirement to provide (i) support on matters that would normally involve the Company’s Chief Investment Officer and (ii) litigation support and senior client relationship management services to the Company.  Such consulting agreement shall (w) be for a term of forty-eight (48) months, or such longer term that ends immediately after the last vesting date to occur of any Company equity-based award held by you as of the date of your

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

Retirement, (x) not require you to provide more than two hundred fifty (250) hours of consulting services per year, with compensation for such consulting services to be reasonably agreed between you and the Company, (y) include such other terms and conditions reasonably prescribed by the Company, and (z) include non-competition, non-solicitation and other restrictive covenants that are no less protective of the Company than those set forth in Section 10 of this Agreement.  Such consulting agreement and the consulting relationship established thereby may not be terminated by either party during the term of such consulting agreement, except by the Company for “cause” (defined in a manner substantially similar to, and no more expansive in scope than, Cause (as defined below)), by you for any reason or by mutual agreement of the Company and you.  In the event that the consulting agreement and the consulting relationship established thereby are terminated (i) by you for any reason or (ii) by the Company for “cause,” any outstanding awards that are unvested at the time of such termination shall be forfeited without payment of any consideration therefor.  In the event the consulting agreement and the consulting relationship established thereby are terminated by mutual agreement, the treatment of any outstanding awards held by you upon such termination shall be mutually determined by you and the Company at the time of such termination.  With respect to your Retirement, you also agree that any post-termination covenants in this Agreement and your Employee Confidentiality and Covenant Agreement with the Company shall commence upon the expiration or termination of the consulting period (and, for the avoidance of doubt, not upon the termination of your employment).  In the event that the consulting agreement and the relationship established thereby are terminated by you for any reason or by the Company for “cause,” in either case, you shall thereupon tender your resignation from all directorships then held with any member of the Digital Group (as defined below), which resignation may be accepted by the Company in its sole discretion, and you agree that, in the event your resignation is accepted by the Company, you shall take all actions reasonably requested by the Company to effectuate the foregoing.

(e)Expiration; Non-renewal.  Notwithstanding anything contained herein, in no event shall the expiration of the Term set forth in Section 1 above or the Company’s election not to renew or extend the Term or your employment with the Company constitute a termination of your employment by the Company without Cause.

(f)Termination of Offices and Directorships.  Upon a termination of your employment for any reason, except to the extent otherwise determined by the Board of Directors of the REIT (the “Board”) in its sole discretion, you shall be deemed to have resigned from all offices, directorships and other employment positions, if any, then held with the REIT, the Operating Partnership, the Employer or their respective subsidiaries or affiliates (collectively, the “Digital Group”), and you agree that you shall take all actions reasonably requested by the Company to effectuate the foregoing.

(g)Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any termination payments or benefits payable under this Section 8, shall be paid to you prior to the expiration of the six (6)-month period following your “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the extent that the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such six (6)-month period, plus interest thereon from the Termination Date through the payment date at a rate equal to the then-current “applicable Federal rate” determined under Section 7872(f)(2)(A) of the Code.

(h)Release; Compliance with Covenants.  Notwithstanding anything contained herein, your right to receive the payments and benefits set forth in this Section 8 is conditioned on and subject to (i) your execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the Termination Date and non-revocation within seven (7) days thereafter of a general release of claims against the Digital Group (as defined below), in a form reasonably acceptable to the Company, (ii) your continued compliance with the restrictive covenants set forth in the Employee Confidentiality and Covenant Agreement and any similar covenants set forth in any other agreement between you and the Company, and (iii) your compliance with Sections 8(e) and 8(f) above.

(i)Definitions.  For purposes of this Agreement:

(A)“Cause” shall mean (1) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties and which failure is not cured within thirty (30) days of receiving such notice; (2) your willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or its subsidiaries or affiliates; (3) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; (4) a willful breach by you of any fiduciary duty owed to the Company which results in economic or other injury to the Company or its subsidiaries or affiliates; (5) your willful and gross misconduct in the performance of your duties hereunder that results in economic or other injury to the Company or its subsidiaries or affiliates and which misconduct is not cured within thirty (30) days after written notification is delivered to you by the Company that specifically identifies any such misconduct; (6) your willful and material breach of your covenants set forth in the Employee Confidentiality and Covenant Agreement; or (7) a material breach by you of any of your other obligations under this Agreement after written notice is delivered to you by the Company which specifically identifies such breach.  For purposes of this provision, no act or failure to act on your part will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.  Notwithstanding the foregoing, in the event you incur a “separation from service” by reason of a termination of your employment by the Company (other than by reason of your death or Disability or pursuant to clause (3) of this paragraph) on or within one year after a Change in Control or within the six-month period immediately preceding a Change in Control in connection with such Change in Control, it shall be presumed for purposes of this Agreement that such termination was effected by the Company other than for Cause unless the contrary is established by the Company.

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

(B)“Disability” shall mean a disability that qualifies or, had you been a participant, would qualify you to receive long-term disability payments under the Company’s group long-term disability insurance plan or program, as it may be amended from time to time.

(C)“Good Reason” shall mean the occurrence of any one or more of the following events without your prior written consent, unless the Company corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Termination Date: (1) the Company’s assignment to you of any duties materially inconsistent with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 hereof, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company; (2) the Company’s material reduction of your annual base salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; (3) the relocation of the Company’s offices at which you are principally employed (the “Principal Location”) to a location more than forty-five (45) miles from such location, or the Company’s requiring you to be based at a location more than forty-five (45) miles from the Principal Location, except for required travel on Company business; (4) the Company requiring you to report to an officer other than the Chief Executive Officer of the Employer; or (5) a material breach by the Company of Section 17 of this Agreement.  Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (x) you provide the Company with written notice of the circumstances constituting Good Reason within thirty (30) days after the initial occurrence or existence of such circumstances, (y) the Company fails to correct the circumstance so identified within thirty (30) days after the receipt of such notice (if capable of correction), and (z) the Termination Date occurs no later than ninety (90) days after the initial occurrence of the event constituting Good Reason.

(D)“Prior Year Bonus” shall mean, for any Termination Date that occurs between January 1 of any fiscal year and the date that annual bonuses are paid by the Company for the immediately preceding year (the “Prior Year”), your target annual bonus (without giving effect to any reduction which constitutes Good Reason) for such Prior Year, unless the Compensation Committee has determined your bonus for such Prior Year, in which case the Prior Year Bonus shall be the bonus determined by the Compensation Committee, if any.  The Prior Year Bonus, if any, shall be in lieu of your annual bonus for the Prior Year.  There will be no Prior Year Bonus in connection with any Termination Date that occurs on or after the date the Company pays annual bonuses for the Prior Year through the end of the year in which the Termination Date occurs.

(E)“Retirement” shall mean your voluntary retirement from your employment with the Company at a time when (i) you have attained at least fifty-five (55) years of age, (ii) you have completed at least ten (10) Years of Service (as defined below) with the Company, and (iii) your combined age plus Years of Service equals at least seventy (70), provided that you have provided the Company with at least twelve (12) months’ advance written notice of your retirement (or such other shorter minimum advance written notice that is acceptable to the Board in its sole discretion), which notice shall be provided no earlier than such time as you have satisfied the conditions set forth in clauses (i), (ii) and (iii) above (the “Notice Period”).  For purposes of this Agreement, (x) if, during the Notice Period, your employment is terminated by the

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

Company without Cause, such termination of employment shall be deemed to have occurred by reason of your Retirement for purposes of this Agreement (and, for avoidance of doubt, you will not be entitled to any payments or benefits under Section 6(a) hereof), (y) if, during the Notice Period, your employment is terminated for any other reason, such termination of employment shall not be deemed to have occurred by reason of your Retirement for purposes of this Agreement, and (z) provided that you continue in employment with the Company through the Notice Period, your employment shall automatically terminate upon the termination date set forth in such notice (or such other date accepted by the Board).

(F)“Stub Year Bonus” shall mean the product obtained by multiplying (x) your target annual bonus for the fiscal year in which the Termination Date occurs (without giving effect to any reduction which constitutes Good Reason) multiplied by (y) a fraction, the numerator of which is the number of calendar days that have elapsed in the then current fiscal year through the Termination Date and the denominator of which is 365; provided, however, that in the case of your Retirement, “Stub Year Bonus” shall mean the product obtained by multiplying (A) the average annual bonus earned by you for the three (3) Company fiscal years immediately preceding the Company fiscal year in which your Retirement occurs multiplied by (B) a fraction, the numerator of which is the number of calendar days that have elapsed in the then current fiscal year through the date of your Retirement and the denominator of which is 365.

(G)“Years of Service” means the aggregate period of time, expressed as a number of whole years and fractions thereof, during which you were an employee of the Company in paid status.

9.LIMITATION ON PAYMENTS.

(a)Best Pay Cap.  Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 8 of this Agreement, the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, your remaining Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes applicable to such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The reduction undertaken pursuant to this Section 9(a) shall be accomplished first by reducing or eliminating any cash payments subject to Section 409A of the Code as deferred compensation (with payments to be made furthest in the future being reduced first), then by reducing or eliminating cash payments that are not subject to Section 409A of the

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Code, then by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) subject to Section 409A of the Code as deferred compensation (with payments to be made furthest in the future being reduced first), and finally, by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) that is not subject to Section 409A of the Code; provided that all payments to which Treas. Reg. §1.280G-1, Q&A-24(b) or (c) does not apply shall be reduced or eliminated before any payments to which Treas. Reg. §1.280G-1, Q&A-24(b) or (c) applies.

(b)Certain Exclusions.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments, the receipt or retention of which you have waived at such time and in such manner so as not to constitute a “payment” within the meaning of Section 280G(b) of the Code, will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

10.RESTRICTIVE COVENANTS.  You acknowledge and agree that, concurrently with the execution of this Agreement, you are entering into an agreement with the Company containing certain nondisclosure, intellectual property assignment, non-competition and non-solicitation provisions, in substantially the form attached hereto as Exhibit A (the “Employee Confidentiality and Covenant Agreement”), and that you shall be bound by, and shall comply with your obligations under, the Employee Confidentiality and Covenant Agreement.

11.CODE SECTION 409A.

(a)To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if at any time you and the Company mutually determine that any compensation or benefits payable under this Agreement may not be compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the parties shall work together to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties determine are necessary or appropriate to (i) exempt such compensation and benefits from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 11(a) shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

(b)To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 8(g) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-l(b)(4), Section 1.409A-l(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(c)To the extent that compensation or benefits payable under Section 8 of this Agreement (i) constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code or (ii) are intended to be exempt from Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(9)(iii), and are designated under this Agreement as payable upon (or within a specified time following) your termination of employment, such compensation or benefits shall, subject to Section 8(g) hereof, be payable only upon (or, as applicable, within the specified time following) your “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code).

(d)To the extent that any payments or reimbursements provided to you under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(l)(iv) would apply, such amounts shall be paid or reimbursed to you reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

12.COMPANY RULES AND REGULATIONS.  As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook, Code of Business Conduct and Ethics, Insider Trading Policy and as otherwise promulgated.

13.PAYMENT OF FINANCIAL OBLIGATIONS.  In the event that your employment or consultancy is shared among the Company and/or its subsidiaries and affiliates, the payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement may be allocated to the Company and, as applicable, its subsidiaries and/or affiliates in accordance with an employee sharing or expense allocation agreement entered into by such parties.

14.WITHHOLDING.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

15.ARBITRATION.  Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration before a single neutral arbitrator.  Arbitration shall be administered by JAMS in San Francisco, California in accordance with the then existing JAMS Employment Arbitration Rules and Procedures.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings.  The arbitrator shall apply the

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com substantive law (and the law of remedies, if applicable) of the state of New York, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Each party will pay the fees for his, her or its own attorneys, subject to any fee-shifting statutes that govern the claims at issue in arbitration.  However, in all cases where required by law, the Company will pay the arbitrator’s and the arbitration fees.  If under applicable law the Company is not required to pay all of the arbitrator’s and/or the arbitration fees, such fee(s) will be apportioned between the parties by the arbitrator in accordance with said applicable law, and any disputes in that regard will be resolved by the arbitrator.

16.ENTIRE AGREEMENT.  As of the Effective Date, this Agreement, together with the Employee Confidentiality and Covenant Agreement, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Digital Group.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

17.ASSUMPTION BY SUCCESSOR.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

18.ACKNOWLEDGEMENT.  You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement, and have been advised to do so by the Company, and (b) that you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

19.GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to Cindy Fiedelman.  Please retain one fully-executed original for your files.

Sincerely,

DLR, LLC,

a Maryland limited liability company

Digital Realty Trust, L.P.,

a Maryland limited partnership,

its Managing Member

Digital Realty Trust, Inc.,

a Maryland corporation,

its General Partner

By:	/s/ Cindy Fiedelman
Name:	Cindy Fiedelman
Title:	Chief Human Resources Officer

Accepted and Agreed,

By:	/s/ Greg Wright
Greg Wright

Date:	November 19, 2018

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

Exhibit A

Employee Confidentiality and Covenant Agreement

Exhibit A